Exhibit 99.2

Contact: Paul M. Feeney
FOR IMMEDIATE RELEASE	Executive Vice President, Finance and Chief Financial Officer AEP Industries Inc. (201) 807-2330 feeneyp@aepinc.com

AEP INDUSTRIES INC. ANNOUNCES EARLY SETTLEMENT OF

TENDER OFFER AND CONSENT SOLICITATION

South Hackensack, NJ, April 18, 2011 - AEP Industries Inc. (Nasdaq: AEPI, the “Company” or “AEP”) announced today the early settlement of its previously announced cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) with respect to any and all of its outstanding $160,160,000 aggregate principal amount of 7.875% Senior Notes due 2013 (CUSIP No. 001031AF0) (the “Notes”).

As of 5:00 p.m., New York City time, on April 15, 2011 (the “Early Tender Deadline”), $133,722,000 aggregate principal amount of Notes had been validly tendered and not withdrawn, which represented approximately 83.49% of the outstanding aggregate principal amount of the Notes. On April 18, 2011, the Company accepted for purchase and payment (the “Early Settlement”) all of the Notes that were validly tendered and not withdrawn on or prior to the Early Tender Deadline. The Company used the net proceeds from the sale of $200 million aggregate principal amount of its 8 1/4% Senior Notes due 2019 in a private placement offering to fund the payment of consideration and costs related to the Offer. Holders of Notes who tendered their Notes on or prior to the Early Tender Deadline received $1,002.50 per $1,000 principal amount of the Notes validly tendered (which included the early tender payment of $10.00 per $1,000 principal amount of the Notes), plus any accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, April 18, 2011. In addition, following receipt of the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes, on April 18, 2011, the Company executed a supplemental indenture governing the Notes effecting certain amendments (which, among other modifications, eliminated substantially all of the restrictive covenants and certain events of default in the indenture governing the Notes).

The Tender Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated April 4, 2011 (the “Offer to Purchase”). Holders who validly tender their Notes after the Early Tender Deadline, but on or prior to midnight, New York City time, on Friday, April 29, 2011, unless extended or earlier terminated by the Company (the “Expiration Date”), shall receive the tender offer consideration equal to $992.50 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes from the most recent interest payment date for the Notes to, but not including, the payment date for such Notes. Holders of Notes tendered after the Early Tender Deadline will not receive any early tender payment. Notes tendered pursuant to the Tender Offer may no longer be withdrawn. The Offer is subject to certain customary conditions.

AEP has engaged BofA Merrill Lynch as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-9217 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 290-6426 (toll free) or (212) 269-5550 (collect).

This press release is for information purposes only and does not constitute an offer to purchase the Notes, a solicitation of an offer to purchase the Notes or a solicitation of a consent to amend the related indenture. The Offer is made solely pursuant to the Offer to Purchase. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

None of the Company, the Dealer Manager and Solicitation Agent, the Information Agent or any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

Company Information and Forward Looking Statements

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada. For more information on the Company, visit the Company’s website at www.aepinc.com.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the Offer, including the Expiration Time and possible completion of the Offer. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events, except, with respect to the Offer, as specifically set forth in this press release.

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